                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                              ----------------

                                SCHEDULE 13G
                               (RULE 13d-102)


           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)(1)



                             Mid Ocean Limited
                              (Name of Issuer)


               Class A Ordinary Shares, par value $0.20
                       (Title of Class of Securities)


                                000G610611
                              (CUSIP Number)

                              --------------






-------------------
   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Hellman & Friedman Capital Partners II, L.P.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON PN

-------------------------------------------------------------------------------

                                Page 2 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Hellman & Friedman Investors, L.P.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON PN

-------------------------------------------------------------------------------

                                Page 3 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------
-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Hellman & Friedman Investors, Inc.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON CO

-------------------------------------------------------------------------------

                                Page 4 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME  OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              H&F International Partners, L.P.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON PN

-------------------------------------------------------------------------------

                                Page 5 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              H&F International Investors, L.P.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON PN

-------------------------------------------------------------------------------

                                Page 6 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              H&F International Investors, Inc.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON CO

-------------------------------------------------------------------------------

                                Page 7 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              H&F Orchard Partners, L.P.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON PN

-------------------------------------------------------------------------------

                                Page 8 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              H&F Orchard Investors, L.P.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON PN

-------------------------------------------------------------------------------

                                Page 9 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              H&F Orchard Investors, Inc.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     California
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON CO

-------------------------------------------------------------------------------

                                Page 10 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              F. Warren Hellman

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP                                                        (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON IN

-------------------------------------------------------------------------------

                                Page 11 of 16 Pages

CUSIP No. 000G610611                    13G
          -----------

-------------------------------------------------------------------------------
 (1) NAME  OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
              Tully M. Friedman

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER                             (a)  /x/
     OF A GROUP*                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER

                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                         / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON IN

-------------------------------------------------------------------------------

                                Page 12 of 16 Pages

Schedule 13G
-------------------------------------------------------------------------------

              This Amendment No. 1 to Statement on Schedule 13G amends and restates, as required by Rule 101 of Regulation S-T, the entire
              Schedule 13G of the Reporting Person as amended by this Amendment No. 1.

ITEM 1(a).    NAME OF ISSUER:

              Mid Ocean Limited

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              Richard House
              12 Par-la-Ville Road
              Hamilton, HM 08
              Bermuda

ITEM 2(a).    NAME OF PERSON FILING:

                   This Statement, as amended by Amendment No. 1 thereto, is
              filed on behalf of Hellman & Friedman Capital Partners II, L.P., a California limited partnership ("Capital Partners"), Hellman & Friedman Investors, L.P., a California limited partnership ("Investors, LP"), Hellman & Friedman Investors, Inc., a California corporation ("Investors, Inc."), H&F International Partners, L.P., a California limited partnership ("International Partners"), H&F International Investors, L.P., a California limited partnership ("International Investors, LP"), H&F International Investors, Inc., a California corporation ("International Investors, Inc."), H&F Orchard Partners, L.P., a California limited partnership ("Orchard Partners"), H&F Orchard Investors, L.P., a California limited partnership ("Orchard Investors, LP"), H&F Orchard Investors, Inc., a California corporation ("Orchard Investors, Inc."), F. Warren Hellman and Tully M. Friedman (each the trustee of revocable trusts which are each 50% shareholders in each of Investors, Inc., International Investors, Inc. and Orchard Investors, Inc.).

                   The foregoing partnerships, corporations and individuals
              (referred to collectively herein as the "Reporting Persons"), because of common ultimate control of their investment decisions by Messrs. Hellman and Friedman, constitute a "group" for purposes of 13(g) of the Securities Exchange Act of 1934.

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   The principal business office of each Reporting Person is
              located at One Maritime Plaza, 12th Floor, San Francisco, California 94111.

ITEM 2(c).    CITIZENSHIP:

                   Capital Partners is a California limited partnership.
              Investors, LP is a California limited partnership. Investors, Inc. is a California corporation. International Partners is a California limited partnership. International Investors, LP is a California limited partnership. International Investors, Inc. is a California corporation. Orchard Partners is a California limited partnership. Orchard Investors, LP is a California limited partnership. Orchard Investors, Inc. is a California corporation. F. Warren Hellman is a United States citizen.
              Tully M. Friedman is a United States citizen.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

                   Class A Ordinary Shares

ITEM 2(e).    CUSIP NUMBER:

                                Page 13 of 16 Pages

Schedule 13G
-------------------------------------------------------------------------------


              000G610611

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a) / / Broker or Dealer registered under Section 15 of the Act,

      (b) / / Bank as defined in Section 3(a)(6) of the Act,

      (c) / / Insurance Company as defined in Section 3(a)(19) of the Act,

      (d) / / Investment Company registered under Section 8 of the Investment Company Act.

      (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

      (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F).

      (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); SEE Item 7,

      (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP:

    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a)  Amount beneficially owned:

         _____________________________________________________________________

    (b)  Percent of class:

         _____________________________________________________________________

    (c)  Number of shares as to which such person has:

         (i)       Sole power to vote or to direct the vote __________________.
         (ii)      Shared power to vote or to direct the vote ________________.
         (iii)     Sole power to dispose or to direct the disposition of _____.
         (iv)      Shared power to dispose or to direct the disposition of ___.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable


                                 Page 14 of 16 Pages

Schedule 13G
--------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable

ITEM 10. CERTIFICATION.

              Not Applicable

                                 Page 15 of 16 Pages

Schedule 13G
--------------------------------------------------------------------------------

                                      SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1997
       (Date)
                                        HELLMAN & FRIEDMAN INVESTORS, INC.


                                        By: ________________________________
                                                      (Signature)

                                        Name:  Georgia Lee
                                        Title:  Vice President

    The Agreement with respect to Schedule 13G, dated as of February 12, 1996, among the Reporting Persons, which is on file with the Commission and which authorizes any member of the "group" to file on behalf of the "group," is hereby incorporated by reference.



                                 Page 16 of 16 Pages